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For further information call:
(CEO) Mark Bristow  +44 779 775 2288
(CFO) Roger Williams  +44 779 771 9660

NEW GEOLOGICAL MODEL SHOWS ADDITIONAL OPPORTUNITIES

London, 25 November 2002 - A new geological model for Morila has been developed from the latest drilling and pit mapping information. A shallow dipping shear zone controls the mineralisation with high grades concentrated along the axis of a northeast trending fold. The gold zone is surrounded by a halo of altered rocks which confirms the presence of a large mineralised system. The ore body is essentially flat and is only exposed at surface in the south due to displacement by faulting caused by an intrusion. The latest work has led to a better understanding of the deposit geometry and confirms that the current orebody is still open in the southwest, east and west. Because of the ordebody's flat nature there are additional opportunities to locae hidden mineralised pockets within the lease area in similar settings to Morila. Exploration programmes this field season will focus on drilling the orebody extensions and trying to find new ones concealed beneath cover rocks east of Morila and in the northwest at San Extension.

Issued on behalf of Randgold Resources Limited by du Plessis Associates.
dPA contact Kathy du Plessis on Tel: 27(11) 728 4701, mobile: (0)83 266-5847 or e-mail randgoldresources@dpapr.com

DISCLAIMER:
Statements made in this release with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release.